Exhibit 99.2

For purposes of this Exhibit 99.2, unless the context otherwise requires: (i) “Crown” refers to Crown Holdings, Inc. and its subsidiaries on a consolidated basis; (ii) “Crown European Holdings” refers to Crown European Holdings SA and not its subsidiaries; and (iii) “Crown Cork” refers to Crown Cork & Seal Company, Inc. and not its subsidiaries. References to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements refer to the corresponding sections in Crown’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and Crown’s Annual Report on Form 10-K for the year ended December 31, 2003.

FORWARD-LOOKING STATEMENTS

Statements herein, which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto), are “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by words, such as “believes,” “estimates,” “anticipates,” “expects” and other words of similar meaning in connection with a discussion of future operating or financial performance. These may include, among others, statements relating to:

•	Crown’s plans or objectives for future operations, products or financial performance;

•	Crown’s and its subsidiaries’ indebtedness;

•	the impact of an economic downturn or growth in particular regions;

•	anticipated uses of cash;

•	cost reduction efforts and expected savings; and

•	the expected outcome of contingencies, including with respect to asbestos-related litigation and pension liabilities.

These forward-looking statements are made based upon Crown’s expectations and beliefs concerning future events impacting it and therefore involve a number of risks and uncertainties. Crown cautions that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

Important factors that could cause the actual results of operations or the financial condition of Crown and its subsidiaries to differ include, but are not necessarily limited to, the factors indicated in this filing under the caption “Risk Factors” and the following additional factors:

•	their ability to repay, refinance or restructure their short and long-term indebtedness on adequate terms and to comply with the terms of their agreements relating to debt;

•	loss of customers, including the loss of any significant customer;

•	their ability to obtain and maintain adequate pricing for their products, including the impact on their revenue, margins and market share and the ongoing impact of their recent price increases;

•	the impact of their initiative to generate additional cash, including the reduction of working capital levels and capital spending;

•	restrictions on Crown’s use of available cash under its debt agreements;

•	their ability to realize cost savings from their restructuring programs;

•	changes in the availability and pricing of raw materials (including aluminum can sheet, steel tinplate, plastic resin, inks and coatings) and their ability to pass raw material price increases and surcharges through to their customers or to otherwise manage these commodity pricing risks;

•	the financial condition of their vendors and customers;

•	their ability to generate significant cash to meet their obligations and invest in their business and to maintain appropriate debt levels;

•	their ability to maintain adequate sources of capital and liquidity;

•	their ability to realize efficient capacity utilization and inventory levels and to innovate new designs and technologies for their products in a cost-effective manner;

•	changes in consumer preferences for different packaging products;

•	competitive pressures, including new product developments, industry overcapacity, or changes in competitors’ pricing for products;

•	their ability to maintain and develop competitive technologies for the design and manufacture of products and to withstand competitive and legal challenges to the proprietary nature of such technology;

•	their ability to generate sufficient production capacity;

•	the collectibility of receivables;

•	changes in governmental regulations or enforcement practices, including with respect to environmental, health and safety matters and restrictions as to foreign investment or operation;

•	weather conditions including their effect on demand for beverages and on crop yields for fruits and vegetables stored in food containers;

•	changes or differences in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates and tax rates;

•	war or acts of terrorism that may disrupt their production or the supply or pricing of raw materials, impact the financial condition of their customers or adversely affect their ability to refinance or restructure their remaining indebtedness;

•	the impact of existing and future legislation regarding refundable mandatory deposit laws in Europe for non-refillable beverage containers and the implementation of an effective return system;

•	energy and natural resource costs;

•	the costs and other effects of legal and administrative cases and proceedings, settlements and investigations;

•	the outcome of asbestos-related litigation (including the number and size of future claims and the terms of settlements, and the impact of bankruptcy filings by other companies with asbestos-related liabilities, any of which could increase asbestos-related costs over time), the adequacy of reserves established for asbestos-related liabilities, Crown Cork & Seal Company, Inc.’s ability to obtain resolution without payment of asbestos related claims by persons alleging first exposure to asbestos after 1964, and the impact of Texas and Mississippi tort reform and Pennsylvania corporate legislation dealing with asbestos liabilities, and any litigation challenging that legislation and any future state or federal legislation dealing with asbestos liabilities;

•	labor relations and workforce and social costs, including pension and post-retirement obligations and other employee or retiree costs;

•	investment performance of their pension plans;

•	costs and difficulties related to the integration of acquired businesses; and

•	the impact of any potential dispositions, acquisitions or other strategic realignments.

Crown does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc.

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods with 185 plants throughout 42 countries and approximately 29,000 employees. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal and plastic caps, closures and dispensing systems. Crown believes that, based on the number of units sold, it is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is one of the largest producers of aerosol cans and plastic closures in the world and the largest rigid packaging company in Europe and Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market-specific dislocations in specific countries or regions. For the fiscal year ended December 31, 2003 and the six months ended June 30, 2004, Crown had net sales of approximately $6.6 billion and $3.5 billion, respectively, and Adjusted EBITDA (a non-GAAP measure that is defined in “—Summary Historical and Pro Forma Consolidated Condensed Financial Data”) of approximately $754 million and $410 million, respectively. Approximately 41% and 40%, respectively, of such net sales were derived from the Americas segment, 54% and 55%, respectively, from the European segment and 5% in both periods from the Asia-Pacific segment.

For the twelve months ended June 30, 2004, Crown had net sales of approximately $6.9 billion and Adjusted EBITDA of approximately $796 million.

The following chart demonstrates the breadth of Crown’s product portfolio and its geographic presence:

		North America	Latin America	Europe	Middle East/ Africa	Asia- Pacific
Metal
	Food cans	«	«	«	«	«
	Beverage cans	«	«	«	«	«
	Aerosol cans	«	«	«		«
	Specialty cans	«		«		«
	Closures	«		«
	Bottle caps	«	«	«	«	«
Plastic
	Specialty closures	«	«	«		«
	Beverage closures	«	«	«	«	«
	Health and beauty care	«	«	«
Other
	Can-making equipment			«

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of beverage, food and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 185 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Gillette, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish Courage and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Crown’s ability to initiate fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, has improved its business outlook.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent product innovations include: the “SuperEnd™” for beverage cans, which requires less metal than existing ends, without any reduction in strength; high value-added shaped beverage and aerosol cans, including, for example, Heineken’s keg can; and patented composite (metal and plastic) closures which provide optimal barrier performance, offer improved tamper resistance and require less strength to open than standard closures.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•	Grow in targeted markets. Crown plans to capitalize on its leading food, beverage and aerosol can positions, as well as its important and growing plastic closures businesses, by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and through improvements in productivity and material usage.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing the improvement of the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

2004 Refinancing Plan

Crown European Holdings plans to issue €460 million of new first priority secured notes as part of a plan to refinance all of its first priority term loans, which consists of $428 million and €48 million of borrowings plus accrued but unpaid interest thereon, outstanding under Crown’s existing credit facility and to enter into new $500 million senior secured credit facilities. The purpose of the refinancing is to extend the average maturity of Crown’s indebtedness at what Crown believes to be favorable interest rates. Any new notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Crown expects to enter into new senior secured credit facilities that will consist of (a) a revolving credit facility that will mature on February 15, 2010 in an aggregate principal amount of $400 million, of which up to $200 million will be available to Crown Americas, Inc. in U.S. dollars and up to $200 million will be available to Crown European Holdings and certain of its subsidiaries in euros and pound sterling in amounts to be agreed and (b) a revolving letter of credit facility that will mature on February 15, 2010 in an aggregate principal amount of $100 million which will be available to Crown Americas, Inc. in U.S. dollars.

See “Description of Certain Indebtedness.”

Summary Historical and Pro Forma Consolidated Condensed Financial Data

The following table sets forth summary historical and pro forma consolidated condensed financial data for Crown. The summary of operations and other data for each of the years in the three-year period ended December 31, 2003 and the balance sheet data as of December 31, 2001, 2002 and 2003 have been derived from Crown’s audited consolidated financial statements and the notes thereto. The summary of operations and other data for the six-month period ended June 30, 2004, the six-month period ended June 30, 2003, and the balance sheet data as of June 30, 2004 have been derived from Crown’s unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. The summary of operations and other data for the twelve month period ended June 30, 2004 have been derived from the summary of operations and other data for the year ended December 31, 2003 and the six month periods ended June 30, 2003 and 2004. The pro forma data gives effect to the issuance of the notes and the refinancing of Crown’s existing senior credit facilities described herein. You should read the following financial information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Crown’s consolidated financial statements and the related notes.

(dollars in millions)
Year Ended December 31,	Six Months Ended June 30,	Twelve Months Ended June 30, 2004
2001(1)	2002(1)	2003	2003	2004
Summary of Operations Data:
Net sales	$7,187	$6,792	$6,630	$3,186	$3,459	$6,903
Cost of products sold (excluding depreciation and amortization)	6,063	5,619	5,539	2,656	2,867	5,750
Depreciation and amortization	386	375	326	163	153	316

Gross profit	738	798	765	367	439	837
Goodwill amortization	113	—	—	—	—	—
Selling and administrative expense	310	317	337	162	182	357
Provision for asbestos	51	30	44	—	—	44
Provision for restructuring	48	19	19	—	—	19
Provision for asset impairments and loss/(gain) on sale of assets	213	247	73	(3)	—	76
Loss/(gain) from early extinguishments of debt	—	(28)	12	9	4	7
Interest expense	455	342	379	180	179	378
Interest income	(18)	(11)	(11)	(5)	(3)	(9)
Translation and exchange adjustments	10	27	(207)	(69)	27	(111)

Income/(loss) before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting (2)	(444)	(145)	119	93	50	76
Provision for income taxes	528	30	95	39	24	80
Minority interests and equity earnings	(4)	(16)	(56)	(38)	(11)	(29)

Income/(loss) before cumulative effect of a change in accounting (2)	$(976)	$(191)	$(32)	$16	$15	$(33)

Other Financial Data:
Cash flows provided by/(used in):
Operating activities	$310	$415	$434	$(85)	$(66)	$453
Investing activities	(163)	591	(100)	(199)	(67)	32
Financing activities	(63)	(1,128)	(328)	180	(15)	(523)
EBITDA (3)	492	561	813	431	379	761
Adjusted EBITDA (4)	814	856	754	368	410	796
Capital expenditures	168	115	120	54	66	132
Ratio of earnings to fixed charges (5)(6)	—	—	1.3	x	1.5	x	1.3	x	1.2	x

Pro Forma Financial Data:
Total first priority debt (7)	674
Total debt	3,928
Ratio of first priority debt to Adjusted EBITDA	0.8	x
Ratio of total debt to Adjusted EBITDA	4.9	x

	(dollars in millions)
	December 31,			June 30, 2004
	2001	2002	2003
Balance Sheet Data (at end of period):
Cash and cash equivalents	$456	$363	$401	$251
Working capital (8)	(84)	(246)	86	237
Total assets	9,620	7,505	7,773	7,868
Total debt	5,320	4,054	3,939	3,904
Shareholders’ equity/(deficit)	804	(87)	140	178

(1)	The summary of operations and other data for the years ended December 31, 2001 and 2002 include the historical financial results of the following operations divested in 2002:

•	U.S. fragrance pumps business;
•	European pharmaceutical packaging business;
•	15% shareholding in Crown Nampak (Pty) Limited;
•	Central and East African packaging interests; and
•	89.5% of the equity interests of Constar International Inc.

Excluding the historical financial results of these divested operations, Net Sales for 2001 and 2002 would have been $6,283 million and $6,118 million, respectively, Gross Profit for 2001 and 2002 would have been $668 million and $731 million, respectively, and Adjusted EBITDA for 2001 and 2002 would have been $696 million and $762 million, respectively. The following tables show a reconciliation of historical Net Sales, Gross Profit and Adjusted EBITDA to Net Sales, Gross Profit and Adjusted EBITDA excluding these divested operations (which is a non-GAAP measurement):

	Year Ended December 31, 2001
	Historical Amounts	Disposition Adjustments	Adjusted for Dispositions
Summary of Operations Data:
Net sales	$7,187	$(904)	$6,283
Cost of products sold (excluding depreciation and amortization)	6,063	(758)	5,305
Depreciation and amortization	386	(76)	310

Gross profit	738	(70)	668
Goodwill amortization	113	—	113
Selling and administrative expense	310	(28)	282
Provision for asbestos	51	—	51
Provision for restructuring	48	(2)	46
Provision for asset impairments and loss/(gain) on sale of assets	213	(204)	9
Interest expense	455	(44)	411
Interest income	(18)	—	(18)
Translation and exchange adjustments	10	(1)	9

Income/(loss) before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting	(444)	209	(235)
Provision for income taxes	528	(6)	522
Minority interests and equity earnings	(4)	(1)	(5)

Income/(loss) before cumulative effect of a change in accounting	$(976)	$214	$(762)

Adjusted EBITDA	$814	$(118)	$696

	Year Ended December 31, 2002
	Historical Amounts	Disposition Adjustments	Adjusted for Dispositions
Summary of Operations Data:
Net sales	$6,792	$(674)	$6,118
Cost of products sold (excluding depreciation and amortization)	5,619	(558)	5,061
Depreciation and amortization	375	(49)	326

Gross profit	798	(67)	731
Selling and administrative expense	317	(22)	295
Provision for asbestos	30	—	30
Provision for restructuring	19	—	19
Provision for asset impairments and loss/(gain) on sale of assets	247	(243)	4
Loss/(gain) from early extinguishments of debt	(28)	—	(28)
Interest expense	342	(15)	327
Interest income	(11)	—	(11)
Translation and exchange adjustments	27	(1)	26

Income/(loss) before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting	(145)	214	69
Provision for income taxes	30	(15)	15
Minority interests and equity earnings	(16)	1	(15)

Income/(loss) before cumulative effect of a change in accounting	$(191)	$230	$39

Adjusted EBITDA	$856	$(94)	$762

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(2)	Excludes a credit of $4 million in the first quarter of 2001 for the cumulative effect of a change in accounting for the adoption of SFAS 133, “Accounting for Derivatives and Hedging Activities.” Also excludes a charge of $1.014 billion in the first quarter of 2002 for the cumulative effect of a change in accounting for the adoption of SFAS 142, “Goodwill and Other Intangible Assets.”

(3)	EBITDA is a non-GAAP measurement that consists of income/(loss) before income taxes, minority interests, equity earnings and cumulative effect of a change in accounting plus the sum of interest expense (net of interest income) and depreciation and amortization. The reconciliation from EBITDA to income/(loss) before cumulative effect of a change in accounting is as follows:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2004
	2001	2002	2003	2003	2004
	(dollars in millions)
Income/(loss) before cumulative effect of a change in accounting	$(976)	$(191)	$(32)	$16	$15	$(33)
Add/(deduct):
Minority interests and equity earnings	4	16	56	38	11	29
Provision for income taxes	528	30	95	39	24	80
Interest income	(18)	(11)	(11)	(5)	(3)	(9)
Interest expense	455	342	379	180	179	378
Depreciation and amortization	499	375	326	163	153	316

EBITDA	$492	$561	$813	$431	$379	$761

(4)	Adjusted EBITDA is a non-GAAP measurement that consists of EBITDA plus the sum of provision for asbestos, provision for restructuring, provision for asset impairments and loss/(gain) on sale of assets, loss/(gain) from early extinguishments of debt and translation and exchange adjustments. The reconciliation from EBITDA to Adjusted EBITDA is as follows:

	Year Ended December 31,			Six Months Ended June 30,		Twelve Months Ended June 30, 2004
	2001	2002	2003	2003	2004
	(dollars in millions)
EBITDA	$492	$561	$813	$431	$379	$761
Add/(deduct):
Provision for asbestos*	51	30	44	—	—	44
Provision for restructuring	48	19	19	—	—	19
Provision for asset impairments and loss/(gain) on sale of assets	213	247	73	(3)	—	76
Loss/(gain) from early extinguishments of debt		(28)	12	9	4	7
Translation and exchange adjustments	10	27	(207)	(69)	27	(111)

Adjusted EBITDA	$814	$856	$754	$368	$410	$796

*	Crown made asbestos-related payments of $118 million, $114 million, $68 million, $30 million, $7 million and $45 million during 2001, 2002, 2003, the six months ended June 30, 2003, the six months ended June 30, 2004, and the twelve months ended June 30, 2004, respectively.

EBITDA and Adjusted EBITDA are provided for informational purposes only and should not be viewed as indicative of Crown’s actual or future results. EBITDA and Adjusted EBITDA information has been included in this filing because Crown believes that certain investors may use it as supplemental information to evaluate a company’s ability to service its indebtedness. EBITDA and Adjusted EBITDA do not represent and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. Furthermore, EBITDA and Adjusted EBITDA, as calculated by Crown, may not be comparable to calculations of similarly titled measures by other companies. For purposes of the covenants in the documents governing Crown’s indebtedness, EBITDA is defined differently.

(5)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates, minority interests and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, expensed and capitalized, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. For purposes of the covenants in the documents governing Crown’s indebtedness, the ratio of earnings to fixed charges is defined differently.

(6)	Earnings did not cover fixed charges by $442 million and $140 million for the years ended December 31, 2001 and 2002, respectively.

(7)	Total first priority debt consists of pro forma borrowings from the issuance of new notes ($561 million), revolver borrowings ($71 million) and capitalized leases and other secured debt ($41 million).

(8)	Working capital consists of current assets less current liabilities.

Risks Related to Crown’s Business

The substantial indebtedness of Crown could prevent it from fulfilling its obligations under its indebtedness.

Crown is highly leveraged. As a result of Crown’s substantial indebtedness, a significant portion of Crown’s cash flow will be required to pay interest and principal on its outstanding indebtedness, and Crown may not generate sufficient cash flow from operations, or have future borrowings available under its credit facilities, to enable it to pay its indebtedness or to fund other liquidity needs. As of June 30, 2004, giving pro forma effect to the refinancing, Crown had approximately $3.9 billion of total indebtedness, including $100 million that ranked effectively senior to the proposed notes, €22 million ($27 million U.S. dollar equivalent at June 30, 2004) of unsecured notes due in December 2004, $40 million of unsecured notes due in January 2005 and $269 million of unsecured notes due in December 2006, and shareholders’ equity of $148 million. Crown’s new $500 million senior secured credit facilities will mature in February 2010.

The substantial indebtedness of Crown could have important consequences to you. For example, it could:

•	increase Crown’s vulnerability to general adverse economic and industry conditions, including rising interest rates;

•	require Crown to dedicate a substantial portion of its cash flow from operations to service its indebtedness, thereby reducing the availability of its cash flow to fund future working capital, capital expenditures and other general corporate requirements;

•	require Crown to sell assets used in its business;

•	limit Crown’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates; and

•	place Crown at a competitive disadvantage compared to its competitors that have less debt.

If its financial condition, operating results and liquidity deteriorate, Crown’s creditors may restrict its ability to obtain future financing and its suppliers could require prepayment or cash on delivery rather than extend credit to it. If Crown’s creditors restrict advances, Crown’s ability to generate cash flows from operations sufficient to service its short and long-term debt obligations will be further diminished.

Some of Crown’s indebtedness is subject to floating interest rates, which would result in Crown’s interest expense increasing if interest rates rise.

As of June 30, 2004, approximately $1.1 billion of Crown’s $3.9 billion of total indebtedness (as adjusted to give effect to the refinancing) and other outstanding obligations were subject to floating interest rates. Changes in economic conditions could result in higher interest rates, thereby increasing Crown’s interest expense and reducing funds available for operations or other purposes. Crown’s annual interest expense net of interest income was $368 million for 2003 and $176 million for the first six months of 2004. Based on the amount of variable rate debt outstanding during

2003, a 1% increase in variable interest rates for 2003 would have increased its annual pro forma interest expense by $12 million. At June 30, 2004, four interest rate swaps were outstanding with a combined notional value of $900 million, which effectively convert $900 million of 9.5% fixed rate debt into variable rate debt, thereby increasing Crown’s exposure to variable interest rate fluctuations. Accordingly, Crown may experience economic losses and a negative impact on earnings as a result of interest rate fluctuations. Although Crown may use interest rate protection agreements from time to time to reduce its exposure to interest rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect. See “Description of Certain Indebtedness” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Market Risk.”

Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown Cork’s cash flow and negatively impact Crown Cork’s financial condition.

Crown Cork is one of many defendants in a substantial number of lawsuits filed throughout the United States by persons alleging bodily injury as a result of exposure to asbestos. In 1963, Crown Cork acquired a subsidiary that had two operating businesses, one of which is alleged to have manufactured asbestos-containing insulation products. Crown Cork believes that the business ceased manufacturing such products in 1963.

Crown Cork recorded pre-tax charges of $255 million, $51 million, $30 million and $44 million to increase its accrual for asbestos-related liabilities in 2000, 2001, 2002 and 2003, respectively. As of June 30, 2004, Crown Cork’s accrual for pending and future asbestos-related claims was $232 million and Crown Cork estimates that its range of potential liability for pending and future asbestos claims that are probable and estimable is between $232 million and $399 million. Crown Cork’s accrual includes estimates for probable costs for claims through the year 2013. The upper end of Crown Cork’s estimated range of possible asbestos costs of $399 million includes claims beyond that date. Assumptions underlying the accrual and the range of potential liability include that claims for exposure to asbestos that occurred after the sale of the subsidiary’s insulation business in 1964 would not be entitled to settlement payouts and that the Texas tort reform legislation and Pennsylvania asbestos legislation described in Crown’s consolidated financial statements are expected to have a highly favorable impact on Crown Cork’s ability to settle or defend against asbestos-related claims in those states, and other states where Pennsylvania law may apply.

Crown Cork made cash payments of $118 million, $114 million and $68 million in 2001, 2002 and 2003, respectively, for asbestos-related claims and it expects to make additional asbestos-related cash payments of approximately $50 million in 2004, of which approximately $21 million will be for committed settlements. These payments have reduced and any such future payments will reduce the cash flow available to Crown Cork for its business operations and debt payments.

Asbestos-related pay-outs and defense costs may be significantly higher than those estimated by Crown Cork because the outcome of this type of litigation (and, therefore, Crown Cork’s reserve and range of potential liabilities) is subject to a number of assumptions and uncertainties, such as the number or size of asbestos-related claims or settlements, the number of financially viable responsible parties, the extent to which Texas and Mississippi statutes relating to asbestos liability are upheld and/or applied by Texas and Mississippi courts, respectively, the extent to which a Pennsylvania statute relating to asbestos liability is upheld and/or applied by courts in states other than Pennsylvania, Crown Cork’s ability to obtain resolution without payment of asbestos-related claims by persons alleging first exposure to asbestos after 1964, and the potential impact of any pending or future asbestos-related legislation, including potential U.S. federal legislation described in Crown’s consolidated financial statements. Accordingly, Crown Cork may be required to make payments for claims substantially in excess of its accrual and range of potential liability, which could reduce Crown’s cash flow and impair Crown’s ability to satisfy its obligations under the notes. As a result of the uncertainties regarding its asbestos-related liabilities and its reduced cash flow, the ability of Crown to raise new money in the capital markets has become increasingly difficult and more costly, and Crown may not be able to access the capital markets in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Provision for Asbestos,” “—Critical Accounting Policies,” “Crown’s Business—Legal Proceedings,” “Note K—Provision for Asbestos to the 2003 Consolidated Financial Statements of Crown Holdings, Inc.,” “Note K—Provision for Asbestos to the 2003 Consolidated Financial Statements of Crown Cork & Seal Company, Inc.” and “Note I—Asbestos-Related Liabilities to the Unaudited Consolidated Financial Statements of Crown Holdings, Inc.”

Crown has significant pension plan obligations worldwide and significant underfunded U.S. post-retirement obligations, which could decrease cash available to satisfy Crown’s obligations.

Pension contributions and payments under Crown’s retiree medical plans may decrease cash available to pay Crown’s obligations under the notes. Crown sponsors various pension plans worldwide, with the largest funded plans in the UK, U.S. and Canada. In 1999, 2000, 2001, 2002 and 2003, Crown contributed $22 million, $26 million, $118 million, $144 million and $122 million, respectively, to these plans and currently anticipates its 2004 funding to be approximately $120 million. Pension expense in 2004 is expected to increase to approximately $106 million from $97 million in 2003, primarily due to lower discount rates as of December 31, 2003. A 0.25% change in the expected rate of return would change 2004 pension expense by approximately $8 million. A 0.25% change in the discount rates would change 2004 pension expense by approximately $11 million.

Crown has significant current funding obligations for pension benefits. Crown had no minimum U.S. pension funding requirement on a calendar year basis for 2003. However, Crown contributed $85 million to its U.S. pension plan in 2003. Based on current assumptions, Crown’s minimum U.S. pension funding requirement in calendar year 2004 is expected to be approximately $78 million.

Crown’s U.S. pension plan is significantly underfunded, and its U.S. retiree medical plans are unfunded. As of December 31, 2003, Crown’s U.S. pension plan was underfunded on a termination basis by approximately $760 million. The Crown pension plan assets consist primarily of common stocks and fixed income securities. If the performance of investments in the plan does not meet Crown’s assumptions, the underfunding of the pension plan may increase and Crown may have to contribute additional funds to the pension plan. An increase in pension contributions could decrease Crown’s cash available to pay its outstanding obligations. While its U.S. pension plan continues in effect, Crown continues to incur additional pension obligations.

The Crown pension plan is subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded plan under certain circumstances. In the event its U.S. pension plan is terminated for any reason while the plan is underfunded, Crown will incur a liability to the PBGC that may be equal to the entire amount of the underfunding.

In addition, as of December 31, 2003, the unfunded “accumulated postretirement benefit obligation,” calculated in accordance with generally accepted accounting principles, for retiree medical benefits was approximately $653 million, based on assumptions set forth in Crown’s consolidated financial statements.

Crown could be liable for Constar’s pension obligations, which could decrease cash available to satisfy obligations under the notes.

Under certain circumstances, Crown may be liable for the pension obligations of Constar International Inc., Crown’s former subsidiary that engaged in an initial public offering in 2002, which could decrease Crown’s cash available to pay its outstanding obligations, including the notes. At the time of the Constar initial public offering, Constar assumed sponsorship of the Crown pension plan which covered all active and former hourly employees and certain former salaried employees of Constar. Such plan was underfunded by approximately $24 million when it was assumed by Constar. The Constar pension plan is subject to ERISA. Under ERISA, the PBGC has the authority to terminate an underfunded plan under certain circumstances. If the Constar pension plan is terminated within five years of the completion of the Constar initial public offering, the PBGC may bring a claim under ERISA to hold Crown liable for the Constar pension plan underfunding if it is determined that a principal purpose of the Constar initial public offering was to evade pension liability. Crown does not believe that is the case. The actual amount for which Crown may become liable in the future depends on the future funding status of the Constar pension plan. In any case, if this claim is brought against Crown in the future, it may be costly to defend and the claim may reduce Crown’s liquidity.

Crown had net operating losses in recent years and may not generate profits in the future.

Continuing operating losses limit Crown’s ability to service its debt and fund its operations. For the fiscal years ended December 31, 2001, 2002 and 2003, Crown had consolidated losses before cumulative effect of a change in accounting of approximately $976 million, $191 million and $32 million, respectively. Crown may not generate net income from operations in the future.

Crown’s principal markets are subject to overcapacity and intense competition, which could reduce Crown’s net sales and net income.

The worldwide food and beverage can markets have experienced limited growth in demand in recent years. Food and beverage cans are standardized products, allowing for relatively little differentiation among competitors. This led to overcapacity and price competition among food and beverage producers, as capacity growth outpaced the growth in demand for food and beverage cans. These market conditions reduced product prices, which contributed to declining revenue and net income and increasing debt balances that Crown experienced in recent years. The North American food and beverage can market, in particular, is considered to be a mature market, characterized by slow growth and a sophisticated distribution system. Price-driven competition has increased as producers seek to capture more sales volumes in order to keep their plants operating at optimal levels and reduce unit costs.

Competitive pricing pressures, overcapacity, the failure to develop new product designs and technologies for the products, as well as other factors could cause Crown to lose existing business or opportunities to generate new business and could result in decreased cash flow and net income.

Crown is subject to competition from substitute products, which could result in lower profits and reduced cash flows.

Crown is subject to substantial competition from producers of alternative packaging made from glass and plastic, particularly from producers of plastic food and beverage containers, whose market has grown substantially over the past several years. Crown’s sales depend heavily on the volumes of sales by Crown’s customers in the food and beverage markets. Changes in preferences for products and packaging by consumers of prepackaged food and beverage cans significantly influence Crown’s sales. Changes in packaging by Crown’s customers may require Crown to re-tool manufacturing operations, which could require material expenditures. In addition, a decrease in the costs of, or a further increase in consumer demand for, alternative packaging could result in lower profits and reduced cash flows.

Crown is subject to the effects of fluctuations in foreign exchange rates, which may reduce its net sales and cash flow.

Crown is exposed to fluctuations in foreign currencies as a significant portion of its consolidated net sales, and some of its costs, assets and liabilities, are denominated in currencies other than the U.S. dollar. For the fiscal years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004, Crown derived approximately 60%, 63%, 70% and 69%, respectively, of its consolidated net sales from sales in foreign currencies. In its consolidated financial statements, Crown translates local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period. During times of a strengthening U.S. dollar, its reported international revenue and earnings will be reduced because the local currency will translate into fewer U.S. dollars. Conversely, a weakening U.S. dollar will effectively increase Crown’s expenses denominated in foreign currencies. Repayment of $428 million of term loan borrowings and U.S. dollar denominated revolving credit facility borrowings with proceeds from the proposed refinancing will increase the amount of Crown’s outstanding debt denominated in euros and increase Crown’s exposure to a weakening U.S. dollar. Crown’s translation and exchange adjustments reduced reported income before tax by $10 million in 2001 and by $27 million in both 2002 and the first six months of 2004, and increased reported income before tax by $207 million in 2003. Although Crown may use currency exchange rate protection agreements from time to time to reduce its exposure to currency exchange rate fluctuations in some cases, it may not elect or have the ability to implement hedges or, if it does implement them, they may not achieve the desired effect. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Market Risk.”

Crown’s international operations are subject to various risks that may lead to decreases in its financial results.

The risks associated with operating in foreign countries may have a negative impact on Crown’s liquidity and net income. Crown’s international operations generated approximately 60%, 63%, 70% and 69% of its consolidated net sales in 2001, 2002, 2003, and the first six months of 2004, respectively. The business strategy of Crown includes continued expansion of international activities. However, Crown’s international operations are subject to various risks associated with operating in foreign countries, including:

•	restrictive trade policies;

•	inconsistent product regulation or policy changes by foreign agencies or governments;

•	duties, taxes or government royalties, including the imposition or increase of withholding and other taxes on remittances and other payments by non-U.S. subsidiaries;

•	foreign exchange rate risks;

•	difficulty in collecting international accounts receivable and potentially longer payment cycles;

•	increased costs in maintaining international manufacturing and marketing efforts;

•	non-tariff barriers and higher duty rates;

•	difficulties in enforcement of contractual obligations and intellectual property rights;

•	exchange controls, such as those found in Thailand;

•	national and regional labor strikes;

•	political, social and economic instability;

•	taking of property by nationalization or expropriation without fair compensation (in 2000, a Crown plant in Moldova was expropriated);

•	imposition of limitations on conversions of foreign currencies into dollars or payment of dividends and other payments by non-U.S. subsidiaries;

•	hyperinflation and currency devaluation in certain foreign countries, including the countries of Eastern Europe and Turkey, where such currency devaluation could affect the amount of cash generated by operations in those countries and thereby affect Crown’s ability to service the notes; and

•	war, civil disturbance and acts of terrorism.

In addition to the risks listed above, recent adverse economic conditions in Argentina and Brazil have contributed to reduced sales in those jurisdictions from 2001 levels and a $25 million write down of Crown’s assets in Argentina in 2003. While the reduction in sales in Argentina and Brazil is not likely to have a material impact on noteholders, there can be no guarantee that a continued deterioration of economic conditions in those countries would not have a material impact.

Crown’s profits will decline if the price of raw materials or energy rises and it cannot increase the price of its products.

Crown uses various raw materials, such as aluminum and steel for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging in its manufacturing operations. Sufficient quantities of these raw materials may not be available in the future. Moreover, the prices of certain of these raw materials, such as aluminum, steel and resin, have historically been subject to volatility. In addition, the political situation in Iraq and Russia may cause additional volatility in the price of petrochemicals. Supplier consolidations and recent government regulations provide additional uncertainty as to the level of prices at which Crown might be able to source raw materials in the future. Crown may be subject to adverse price fluctuations and surcharges, including recent steel surcharges, when purchasing raw materials and it may be unable to increase its prices to offset unexpected increases in raw material costs without suffering reductions in unit volume, revenue and operating income. If any of Crown’s principal suppliers were to increase their prices significantly, impose substantial surcharges or were unable to meet its requirements for raw materials, either or both of its revenues or profits would decline. See “Crown’s Business—Materials and Suppliers.”

In addition, the manufacturing facilities of Crown are dependent, in varying degrees, upon the availability of processed energy, such as natural gas and electricity. Certain of these energy sources may become difficult or impossible to obtain on acceptable terms due to external factors, which could increase Crown’s costs or interrupt its business.

The loss of a major customer and/or customer consolidation could reduce Crown’s net sales and profitability.

Many of Crown’s largest customers have acquired companies with similar or complementary product lines. This consolidation has increased the concentration of Crown’s business with its largest customers. In many cases, such consolidation has been accompanied by pressure from customers for lower prices, reflecting the increase in the total volume of product purchased or the elimination of a price differential between the acquiring customer and the company acquired. Increased pricing pressures from Crown’s customers may reduce Crown’s net sales and net income.

The majority of Crown’s sales are to companies that have leading market positions in the sale of packaged food, beverages, aerosol and health and beauty products to consumers. Although no one customer accounted for more than 10% of its net sales in 2001, 2002 or 2003, the loss of any of its major customers could reduce Crown’s net sales and net income. A continued consolidation of Crown’s customers could exacerbate any such loss.

Crown’s business is seasonal and weather conditions could reduce Crown’s net sales.

Crown manufactures packaging primarily for the food and beverage can market. Its sales can be affected by weather conditions. Due principally to the seasonal nature of the soft drink, brewing, iced tea and other beverage industries, in which demand is stronger during the summer months, sales of Crown’s products have varied and are expected to vary by quarter. Shipments in the U.S. and Europe are typically greater in the second and third quarters of the year. Unseasonably cool weather can reduce consumer demand for certain beverages packaged in its containers. In addition, poor weather conditions that reduce crop yields of packaged foods can decrease customer demand for its food containers.

Crown is subject to costs and liabilities related to stringent environmental and health and safety standards.

Laws and regulations relating to environmental protection and health and safety may increase Crown’s costs of operating and reduce Crown’s profitability. Crown’s operations are subject to numerous U.S. federal and state and non-U.S. laws and regulations governing the protection of the environment, including those relating to treatment, storage and disposal of waste, discharges into water, emissions into the atmosphere, remediation of soil and groundwater contamination and protection of employee health and safety. Future regulations may impose stricter environmental requirements affecting Crown’s operations. For example, anticipated future restrictions in some jurisdictions on air emissions of volatile organic compounds and the use of certain paint and lacquering ingredients may require Crown to employ additional control equipment or process modifications. Crown’s operations and properties, both in the U.S. and abroad, must comply with these laws and regulations.

A number of governmental authorities both in the U.S. and abroad have enacted, or are considering, legal requirements that would mandate certain rates of recycling, the use of recycled materials and/or limitations on certain kinds of packaging materials such as plastics. In addition, some companies with packaging needs have responded to such developments, and/or to perceived environmental concerns of consumers, by using containers made in whole or in part of recycled materials. Such developments may reduce the demand for some of Crown’s products, and/or increase Crown’s costs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Environmental Matters.”

Crown has written down a significant amount of goodwill, and a further writedown of goodwill would result in lower reported net income and a reduction of its net worth.

Further impairment of Crown’s goodwill would require additional write-offs of the goodwill, which would reduce Crown’s net income in the period of any such write-off. At June 30, 2004, the carrying value of Crown’s goodwill was approximately $2.4 billion. In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under the new standard, Crown is no longer required to or permitted to amortize goodwill reflected on its balance sheet. It is, however, required to evaluate goodwill reflected on its balance sheet when circumstances indicate a potential impairment and at least annually, under the new impairment testing guidelines outlined in the standard. If it determines that the goodwill is impaired, Crown would be required to write-off a portion or all of the goodwill. Crown adopted this standard on January 1, 2002 and recorded a noncash, non-tax deductible impairment charge of $1.0 billion, reported as the cumulative effect of a change in accounting.

If Crown fails to retain key management and personnel Crown may be unable to implement its business and financial improvement plan.

Crown believes that its future success depends, in large part, on its experienced senior management team. Losing the services of key members of its management team could limit Crown’s ability to implement its business and financial improvement plan.

A significant portion of Crown’s workforce is unionized and labor disruptions could increase Crown’s costs and prevent Crown from supplying its customers.

A significant portion of Crown’s workforce is unionized. Although Crown considers its current relations with its employees to be generally good, a prolonged work stoppage or strike at any facility with unionized employees could increase Crown’s costs and prevent Crown from supplying its customers. In addition, upon the expiration of existing collective bargaining agreements, Crown may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to Crown.

Crown is subject to litigation risks which could negatively impact its operations and net income.

Crown is subject to various lawsuits and claims with respect to matters such as labor, environmental, securities and employee benefits laws and regulations, and actions arising out of the normal course of business, in addition to asbestos-related litigation described in “—Pending and future asbestos litigation and payments to settle asbestos-related claims could reduce Crown Cork’s cash flow and negatively impact Crown Cork’s financial condition.” Crown is currently unable to determine the total expense or possible loss, if any, that may ultimately be incurred in the resolution of such legal proceedings. Regardless of the ultimate outcome of such legal proceedings, they could result in significant diversion of time by Crown’s management. The results of Crown’s pending legal proceedings, including any potential settlements, are uncertain and the outcome of these disputes may decrease its cash available for operations and investment, restrict its operations or otherwise negatively impact its business, operating results, financial condition and cash flow.

In March 2003, the European Commission issued a Statement of Objections alleging that certain of Crown’s European subsidiaries engaged in commercial practices that violated European competition law. The Statement of Objections alleges that certain food can contracts primarily in the United Kingdom and Ireland during the 1990’s infringed Article 82 of the EC Treaty (abuse of dominant position). The issuance of a Statement of Objections by the Commission is the initial step in formal proceedings. It does not constitute a decision on the merits. If the Commission finds that the subsidiaries violated European competition law, the Commission has the authority to require Crown to modify its commercial practices and to levy fines, which could be material to Crown. Crown is unable to predict the ultimate outcome of the matter or its impact on Crown’s business, operating results, financial condition and cash flow.

CROWN’S BUSINESS

General

Crown is a worldwide leader in the design, manufacture and sale of packaging products for consumer goods. Crown’s primary products include steel and aluminum cans for food, beverage, household and other consumer products and a wide variety of metal and plastic caps, closures and dispensing systems. Crown believes that, based on the number of units sold, it is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans. In addition, Crown believes that it is one of the largest producers of aerosol cans and plastic closures in the world and the largest rigid packaging company in Europe and Asia, excluding Japan. Crown’s leadership position in these markets with premier global consumer products companies results from its commitment to be the technology leader within the industry and to provide its longstanding customers with value-added product offerings. Crown also believes that its global operations help mitigate the adverse effects of periodic, market specific dislocations in specific countries or regions. At June 30, 2004, Crown operated 185 plants along with sales and service facilities throughout 42 countries and had approximately 29,000 employees. Consolidated net sales in 2003 were $6.6 billion with 70% of 2003 net sales derived from operations outside the United States, of which 77% of these non-U.S. revenues were derived from operations in the European operating segment. Consolidated net sales in the first six months of 2004 were $3.5 billion with 70% of net sales derived from operations outside the United States, of which 78% of these non-U.S. revenues were derived from operations in the European operating segment.

Business Strengths

Crown’s principal strength lies in its ability to meet the changing needs of its global customer base with products and processes from a broad range of well-established packaging businesses. Crown believes that it is well-positioned within the packaging industry because of its:

•	Global leadership positions. Crown is a leading producer of beverage, food and aerosol cans and of closures in North America, Europe and Asia. Crown maintains its leadership through an extensive geographic presence, with 185 plants located throughout the world. Its large manufacturing base allows Crown to service its customers locally while achieving significant economies of scale. Specifically, Crown believes that:

–	Crown is the largest global supplier of food cans and metal vacuum closures and the third largest global supplier of beverage cans, based on the number of units sold.

–	Crown is the largest rigid packaging company in Europe and Asia, excluding Japan.

–	Crown is one of the largest global producers of plastic closures for the beverage, personal care and household markets.

–	Crown is one of the largest global producers of aerosol cans for personal care, food, household and industrial products.

•	Strong customer base. Crown provides packaging to many of the world’s leading consumer products companies. Major customers include Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Gillette, Heineken, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish Courage and Unilever. These consumer products companies represent stable businesses that provide consumer staples such as soft drinks, alcoholic beverages, foods and household products, which are relatively resistant to cyclicality. In addition, Crown has long-standing relationships with many of its largest customers.

•	Broad and diversified product base. Crown produces a wide array of products differentiated by type, purpose, size, shape and benefit to customers. Crown is not dependent on any specific product market since no product in any one geographical region represents a substantial share of total revenues. The number and type of products that Crown sells continues to increase due to increasing customer specialization and technological advances made by Crown.

•	Improving business and industry fundamentals. Fundamental changes in its business, including price increases, cost reduction initiatives and working capital reductions, have improved Crown’s business outlook.

–	Crown implemented price increases at the beginning of 2002.

–	Crown is continually looking to improve prices to ensure adequate recovery of costs and margin improvement.

–	Crown is continually looking for opportunities to contain costs. For example, since 2000, Crown has closed 16 plants and downsized 3 others.

–	As a result of the improving business fundamentals, free cash flow generation and asset sales, Crown has reduced its total debt levels from December 2001 to June 2004 by approximately 27%, or $1.4 billion.

•	Technological leadership resulting in superior new product and process development. Crown believes that it possesses the technology, processes and research, development and engineering capabilities to allow it to provide innovative and value-added packaging solutions to its customers, as well as to design cost-efficient manufacturing systems and materials. Recent innovations include:

–	The “SuperEnd™” for beverage cans, which requires less metal than existing ends, without any reduction in strength. The SuperEnd™ also offers improved pourability, drinkability, ease-of-opening and appearance.

–	Easy-open low energy (“EOLE™”) full pull-out steel food can ends. This end has a tab which allows the end to be removed by hand with less strength than competing easy-open food ends.

–	Peel Seam™ aluminum foil laminated ends for food. This peelable, flexible lid features a small tab for easy lifting and enables consumers to open the can smoothly and leaves no sharp edges.

–	Patented composite (metal and plastic) closures including Crown’s “Ideal™” line. These closures provide optimal barrier performance, offer improved tamper resistance and require less strength to open than standard closures. Crown supplies composite closures to customers including Abbott Laboratories, PepsiCo (Tropicana), Tree Top and Unilever (Ragu).

–	High value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

–	Crown intends to selectively license its proprietary technologies and has licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

•	Financially disciplined management team. Crown’s current executive leadership is focused on improving profit, increasing free cash flow, reducing debt levels and enhancing financial flexibility.

–	All levels of Crown’s management participated in the price increase and working capital reduction programs and are committed to maintaining prices at or above current levels and minimizing capital employed in their respective businesses.

–	Crown is prudent about its capital spending, pursuing projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

Business Strategy

Crown’s principal strategic goals are to continue to improve its business operations and reduce debt in order to regain investment grade ratings on its debt securities, increase its financial flexibility and position itself for further growth. To achieve these goals, Crown has several key business strategies:

•

Grow in targeted markets.    Crown plans to capitalize on its leading food, beverage and aerosol can positions, as well as its important and growing plastic closures businesses, by targeting geographic areas with strong growth potential. Crown believes that it is well-positioned to take advantage of the growth potential in Southern and Eastern Europe with numerous food and beverage can plants already established in those markets. In addition, as a leading packaging supplier to the Southeast Asian and Latin American markets, Crown will work to benefit from the anticipated strong growth in the consumption of consumer goods in these regions.

•	Increase margins through ongoing cost reductions. Crown plans to continue to reduce manufacturing costs and enhance efficiencies through investments in equipment and technology and improvements in productivity and material usage.

–	Crown uses a common, company-wide management and execution system known as the World Class Performance process.

–	The process is designed to establish performance metrics that are consistent throughout Crown, providing a common “language” for all Crown managers and employees.

–	Not only are Crown’s management and employees committed to the system, but through steering committees and employee teams, they are also key components of the system.

–	Crown has always focused on being an efficient low cost producer. This focus is system wide. It begins at the procurement process, continues through the manufacturing facilities and then throughout Crown.

•	Maximize cash flow generation in order to reduce debt. Crown has implemented changes in its management of working capital, reduced capital expenditures by focusing on projects that provide an adequate return and established performance-based incentives to increase its free cash flow and operating income and reduce debt.

–	Crown has introduced the economic profit concept, which requires each business unit to meet targeted returns on the capital that it employs.

–	Crown successfully implemented a working capital reduction program. The program continues to focus on collection of overdue accounts, reduction of inventory and renegotiation and shortening of accounts receivable payment terms.

–	Capital expenditures declined by 31.5% in 2002 compared to 2001 and increased by less than 5% in 2003. Crown will continue to focus its expenditures on projects that provide an adequate return. In place of high capital spending, Crown has made it a priority to maximize the usefulness of all assets currently employed.

–	In 2002, Crown divested non-core assets, including 89.5% of the equity interests of Constar, for proceeds of $661 million net of underwriting discounts and other expenses.

•	Serve the changing needs of the world’s leading consumer products companies through technological innovation. Crown intends to capitalize on the demand of its customers for higher value-added packaging products. By continuing the improvement of the physical attributes of its products, such as strength of materials and graphics, Crown plans to further improve its existing customer relationships, as well as attract new customers.

–	Crown recently introduced its “SuperEnd™” beverage end. The SuperEnd™ requires 10% less metal than existing ends without any reduction in strength. The SuperEnd™ is more attractive to consumers than existing ends due to improved pourability, drinkability, ease-of-opening and appearance. Crown recently announced that it had produced its 25th billion SuperEnd™ beverage end.

–	Crown will seek to capitalize on its successful introduction of higher value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

–	Crown will seek to build on its recently developed “family” of Lift Off™ ends including its EOLE™ (easy-open low energy) full pull-out steel can ends and Peel Seam™, a flexible aluminum foil laminated end.

–	Crown also hopes to capitalize on its patented composite (metal and plastic) closures, which include the “Ideal™” line. These closures are gaining acceptance by customers for use on both plastic and glass containers. Composite closures provide optimal barrier performance and an excellent billboard for graphics. These closures feature improved tamper-resistance combined with greater ease of opening.

–	Crown intends to selectively license its proprietary technologies and has licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

Business Segments

Crown’s business is organized on the basis of geographic regions with three reportable segments: Americas, Europe and Asia-Pacific. The Americas segment includes the United States, Canada and Central and South America. Europe includes Europe, Africa and the Middle East. Asia-Pacific includes China and Southeast Asia.

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and to qualify those suppliers on the basis of their ability to provide service globally and to create innovative designs and technologies in a cost-effective manner. Crown believes it is well positioned to provide its global customers with value-added products given its technological leadership position within the packaging industry and its leading market positions within North America, Europe and Asia.

Ongoing productivity improvements and cost reduction efforts in recent years have focused on upgrading and modernizing facilities to reduce costs, improve efficiency and productivity and phase out uncompetitive facilities. These actions reflect Crown’s continued commitment to realign the manufacturing facilities within its operating segments with the intent to maintain its competitive position in its markets. Crown believes that its restructuring and capital investment programs have maintained a modern and efficient asset base.

Financial information concerning Crown’s operations in its three operating segments, Americas, Europe and Asia-Pacific, and within selected geographic areas is set forth in under in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Net Sales” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Segment Income” and under Note W to Crown’s audited consolidated financial statements, which information is incorporated herein by reference.

Americas

The Americas operating segment manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps, plastic closures and health and beauty care packaging. At June 30, 2004, the Americas operated 70 plants and had approximately 8,700 employees. During 2002, Crown divested its U.S. fragrance pumps business and sold 89.5% of its interest in Constar International Inc. in an initial public offering. These divested operations accounted for $499 million of segment net sales in 2002 and $608 million of segment net sales in 2001. Prior to disposal, the divested operations included 15 plants and had approximately 2,000 employees. There were also additional divestitures in 2002 and at the end of 2001 which accounted for $22 million of net sales in 2001. Sales from these additional operations were not material in 2002.

For 2003, the Americas had net sales of $2.7 billion (41% of consolidated net sales) and segment income of $135 million. Approximately 74% of segment net sales were derived from within the United States.

Approximately 76% of segment net sales were for beverage and food cans and ends compared to approximately 65% in 2002, which included net sales of the divested operations. Based on sales, Crown believes that it is one of the top four producers of aluminum beverage cans, food cans, and aerosol cans in the Americas.

Europe

The European operating segment, which includes the Middle East and Africa, manufactures beverage, food and aerosol cans, specialty packaging, metal closures and caps, plastic containers, plastic closures, health and beauty care packaging and canmaking equipment. At June 30, 2004, the segment operated 98 plants and had approximately 17,700 employees. During 2002, Crown divested its European pharmaceutical packaging business, its operations in Central and East Africa and its Constar beverage plastics business. These divested operations accounted for $175 million of segment net sales in 2002 and $274 million in 2001, included 13 plants and had approximately 2,000 employees at December 31, 2001.

For 2003, Europe had net sales of $3.6 billion (54% of consolidated net sales) and segment income of $310 million. Net sales in the United Kingdom of $839 million and France of $743 million represented 24% and 21%, respectively, of segment net sales. Sales in 2003 for food and beverage cans and ends accounted for 61% of segment net sales compared to 58% in 2002, which included net sales of divested operations. Based on sales, Crown believes that it is one of three leading producers of steel and aluminum food cans, beverage cans, and aerosol cans in Europe.

Asia-Pacific

The Asia-Pacific operating segment manufactures beverage, food and aerosol cans, plastic closures and metal caps. At June 30, 2004, the segment operated 17 plants and had approximately 2,300 employees. Asia-Pacific had net sales in 2003 of $356 million (5% of consolidated net sales) and segment income of $53 million. Based on sales, Crown believes that it is the largest beverage can producer in Southeast Asia.

Product Overview

Beverage Cans

Crown believes that it is the third largest producer of beverage cans in the world based upon internal estimates and third party research, amounting to approximately 36 billion recyclable beverage cans produced annually in 40 plants worldwide. Crown supplies beverage cans and other packaging products to a wide variety of beverage and beer companies, including Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Interbrew, Pepsi-Cola and Scottish Courage. Sales of beverage cans in 2003 were $2.4 billion.

The beverage market is dynamic and highly competitive, with each packaging manufacturer striving to satisfy consumers’ ever-changing needs. Crown competes by offering its customers broad market knowledge, resources at all levels of its worldwide organization and extensive research and development capabilities that have enabled it to provide its customers with innovative products. Crown meets its customers’ beverage packaging needs with an array of two-piece beverage cans and ends, plastic closures and metal bottle caps. Recent innovations include the SuperEnd™ beverage can end and shaped beverage cans.

Beverage can manufacturing is capital intensive, requiring significant investment in tools and machinery. Crown seeks to effectively manage its invested capital and has retrofitted its excess capacity to produce two-piece steel food cans. Further, Crown is continuing its efforts to reduce can and end diameter, lighten its cans, reduce non-metal costs and restructure production processes.

Crown’s beverage business has been built around local, regional and global markets, which has served to develop its understanding of global consumer expectations. Crown believes that this understanding makes it a leading choice both for the global beverage producer seeking to achieve consistent high standards, and for the local producer seeking to benefit from the resources of a large supplier.

Food Cans

Crown believes that it is the largest manufacturer of metal packaging for food products in the world based upon internal estimates and third party research. Crown produces approximately 18 billion metal food containers annually in 65 plants around the world. Crown manufactures a variety of food cans, including two-and three- piece cans in numerous shapes and sizes, and sells food cans to food marketers such as Bonduelle, Heinz, Mars, Menu Foods, Nestlé and Premier Foods. Sales of food cans in 2003 were $2.1 billion.

Technologies used to produce these cans include three-piece welded, two-piece drawn and wall-ironed, and two-piece drawn and redrawn. Crown has also introduced its Lift Off™ series of food ends, including its EOLE™ (easy-open low energy) full pull-out steel food can ends and Peel Seam™, a flexible aluminum foil laminated end. Crown’s commitment to innovation has led to developments in packaging materials, surface finishes, can shaping, lithography, sealing and opening techniques and environmental performance.

Crown manufactures conventional and easy-open ends for a variety of heat-processed and dry food products including fruits and vegetables, meat and seafood, soups, ready-made meals, infant formula, coffee and pet food. In addition, Crown supplies a range of coil shearing, specialty coating, advanced printing and decoration services.

Crown combines food can quality and variety with customer service from a worldwide network of plants and also exports food cans and components to countries lacking manufacturing facilities. Plants are strategically located near markets served, and Crown believes its plants are among the most efficient facilities in the canmaking business. Crown believes that its broad geographic presence, state-of-the-art technology and high level of customer service make it a preferred supplier of metal packaging to many global food marketing companies, regional food packers and family-owned businesses.

Aerosol Cans

Crown believes that it is one of the largest manufacturers of aerosol cans in the world, producing approximately 2.2 billion cans annually in 14 manufacturing sites. Crown believes that it has the leading market share position in Europe and the second largest position in the U.S. Crown’s customers for aerosol cans include manufacturers of personal care, food, household and industrial products, including CCL Industries, Colgate Palmolive, Gillette, S.C. Johnson and Unilever. The aerosol can business, while highly competitive, is marked by its high value-added service to customers. Such value-added services include, among others, the ability to manufacture multiple sizes, and design customer labels and multiple color schemes.

Plastic Closures

Crown believes that it is a global leader in plastic closure design, production and application, serving customers from 30 manufacturing plants. Crown offers a variety of choices in plastic closures for the beverage (including soft drinks, mineral water and wines and spirits), food (wet and dry), health and beauty care, household and industrial markets. Crown manufactures plastic closures for consumer products marketers such as Coca-Cola, Colgate Palmolive, Danone, Diageo UDV, Nestlé, Pepsi-Cola, Procter & Gamble and Unilever.

Specialty Packaging

Crown believes that it is one of the world’s leading manufacturers of specialty packaging for consumer and industrial products. Crown’s specialty packaging business is located primarily in Europe and serves many major European and multinational companies. Crown produces a wide variety of specialty containers, with numerous lid and closure variations. Crown’s specialty packaging customers include Altria Group (Kraft Foods), Akzo Nobel, Bristol-Meyers, Nestlé, Teisseire and United Biscuits.

Metal Closures

As an early pioneer in the metal closure business, Crown offers a wide variety of closures and sealing equipment solutions. For decades, it has provided innovative products and services to leading food and beverage marketers. Today, customers such as Abbott Laboratories, H.J. Heinz, Nestlé, Novartis and Unilever are served from a network of metal closure plants around the world. Crown supplies total packaging solutions, including closures, capping systems and services while working closely with customers, retailers and glass manufacturers to develop innovative closure solutions and meet customer requirements. Its metal closure plants benefit from extensive technical expertise, state-of-the-art research and development capabilities and world-class manufacturing processes.

Crown strives to continuously improve its metal closure design and printing technology to better support customers’ marketing programs and promotional activities. Crown offers expertise in closure design and decoration, ranging from high quality printing of the closure in up to nine colors, to inside-the-cap printing, which offers customers new promotional possibilities.

Health and Beauty Care

Crown believes that it is a leading producer of packaging for lipsticks, eye care products and fragrance closures. It services the world’s leading cosmetics and beauty care companies. Crown offers the advantages of a global, single-source packaging partner. Its innovative design and engineering coupled with advanced manufacturing and decorating capabilities allow it to meet the high quality standards and the demanding deadlines of its global customers. Crown’s health and beauty customers include Avon, Estée Lauder, L’Oreal and Procter & Gamble.

Crown works with clients as a global partner through its advanced engineering capability. It has developed new packaging technology for the cosmetic and beauty care product industry, including:

•	Color Touch® lipstick mechanism and full-size airtight lipstick containers;

•	custom-profile brushes;

•	custom finishes including metallic and hot stampable lacquers; and

•	crystal clear thick-walled parts using resins including acrylics and co-polymers.

Sales and Distribution

Global marketers continue to demand the consolidation of their supplier base under long-term arrangements and qualify those suppliers on the basis of their ability to provide global service and to create innovative designs and technologies in a cost-effective manner.

With its global reach, Crown markets and sells products to customers through its own sales and marketing staff located within each operating segment. Regional sales personnel support the segments’ sales staffs. Contracts with global suppliers are centrally negotiated, although products are ordered through and distributed directly by each plant. Facilities are generally located in proximity to their respective major customers. Crown maintains contact with customers in order to develop new business and to extend the terms of its existing contracts.

Many customers provide Crown with quarterly or annual estimates of product requirements along with related quantities pursuant to which periodic commitments are given. Such estimates assist Crown in managing production and controlling working capital levels. Crown schedules its production to meet customer requirements. Because the production time for Crown’s products is short, any backlog of customer orders in relation to overall sales is immaterial.

Competition

Most of Crown’s products are sold in highly competitive markets, primarily based on price, quality, service, and performance. Crown competes with other packaging manufacturers as well as with fillers, food processors and packers who manufacture containers for their own use and for sale to others. Crown’s multinational competitors include, but are not limited to, Alcoa Inc., AptarGroup Inc., Ball Corporation, BWAY Corporation, Impress Holdings B.V., Metal Container Corporation, Owens-Illinois Inc., Rexam Plc, Silgan Holdings Inc. and U.S. Can Corporation.

Customers

Crown’s largest customers consist of many of the leading manufacturers and marketers of packaged products in the world. Consolidation trends among beverage and food marketers has led to a concentrated customer base. Crown’s top ten global customers represented approximately 22% of its 2003 net sales.

In each of the years in the period 2001 through 2003, no one customer of Crown accounted for more than ten percent of Crown’s net sales. Each operating segment of Crown has major customers and the loss of one or more of these major customers could have a material adverse effect on an individual segment. Major customers include such companies as Anheuser-Busch, Cadbury Schweppes, Coca-Cola, Cott Beverages, Heineken, Gillette, Mars, Nestlé, Pepsi-Cola, Procter & Gamble, S.C. Johnson, Scottish Courage and Unilever, along with other leading companies that manufacture and market a variety of consumer products. In addition to sales to Coca-Cola and Pepsi-Cola, Crown also supplies their respective independent licensees.

Research and Development

Crown’s principal Research, Development & Engineering (RD&E) centers are located in Alsip, Illinois and Wantage, England. Crown uses its RD&E capabilities to (i) promote development of value-added packaging systems, (ii) design cost-efficient manufacturing systems and materials that also provide continuous quality improvement, (iii) support technical needs in customer and vendor relationships, and (iv) provide engineering services for Crown’s worldwide packaging activities. These capabilities allow Crown to identify market opportunities by working directly with customers to develop new products, such as the creation of new packaging shapes.

Recent innovations include:

•	High value-added shaped cans, such as Heineken’s keg can and the WD-40 aerosol can.

•	The SuperEnd™ for beverage cans, which requires less metal than existing ends without any reduction in strength. The SuperEnd™ also offers improved pourability, drinkability, ease-of-opening and appearance.

•	Patented composite (metal and plastic) closures including Crown’s “Ideal™” line. These closures provide optimal barrier performance and offer improved tamper resistance while requiring less strength to open than standard closures. Crown supplies composite closures to customers including Abbott Laboratories, PepsiCo (Tropicana), Tree Top and Unilever (Ragu).

•	Easy-open low energy (“EOLE™”) full pull-out steel food can ends. This end has a tab which allows the end to be removed by hand with less strength than competing easy-open food ends.

Crown intends to selectively license its proprietary technologies and has licensed SuperEnd™ and can shaping technology to Amcor Limited in Australia and New Zealand and SuperEnd™ to Nampak Ltd. in South Africa.

Crown spent $44 million in 2003, $43 million in 2002 and $40 million in 2001 on RD&E activities. Certain of these activities are expected to improve and expand Crown’s product lines in the future. Expenditures were also made to improve manufacturing efficiencies and reduce unit costs, principally raw material costs, by reducing the material content of containers while improving or maintaining other physical properties, such as material strength. The costs incurred were associated with a number of products in varying stages of development.

Materials and Suppliers

The raw materials used in the manufacture of Crown’s products are primarily aluminum and tinplate for metals packaging, and various types of resins, which are petrochemical derivatives, for plastics packaging. Each of these materials as well as the other raw materials that Crown uses to manufacture its products have historically been available in adequate supply from multiple sources. For certain raw materials, however, there may be temporary shortages due to weather or other factors, including disruptions in supply caused by raw material transportation or production delays. Generally, Crown’s principal raw materials are obtained from the major suppliers in the countries where it operates plants. Some plants in developing countries, which do not have local mills, obtain their raw materials from nearby, more-developed countries.

In 2003, consumption of tinplate, aluminum and resin represented approximately 27%, 24%, and 3%, respectively, of consolidated cost of products sold, excluding depreciation and amortization. Crown has agreements for what it considers adequate supplies of raw materials. However, there can be no assurance that sufficient quantities will be available in the future. The prices of certain of Crown’s raw materials have at times been subject to volatility and Crown may be subject to adverse price fluctuations when purchasing its raw materials. In North America, Crown has entered into contracts with its suppliers of aluminum can and end sheet that, by formula, guarantee prices for a period of six months. This pricing structure is directly tied to a rolling average of the prior six months market price of aluminum ingot on the London Metal Exchange (“LME”). Further, ceiling prices have been established under these contracts that set maximum prices that Crown would pay for aluminum. Crown’s beverage can and end sales contracts in North America contain similar provisions that adjust the selling prices to the customers based on the LME. Accordingly, any changes in the cost of aluminum in the North American operations are passed through to the customers. The price of aluminum ingot on the LME increased approximately 5% in 2003 after decreasing approximately 6% in 2002. Based on petrochemical and resin industry data, HDPE resin prices increased approximately 29% in 2003 after decreasing approximately 6% in 2002 and polypropylene resin prices increased approximately 21% in 2003 after an increase of 6% in 2002. The price of steel has been historically more stable, relative to aluminum and resin prices, but there can be no assurance that it will not be subject to the same volatility as aluminum and resin in the future. A number of our U.S. steel suppliers began assessing a price surcharge earlier this year. To date, the impact on earnings has been minor as a result of the pass-through of increased costs to customers. However, Crown is continuing to monitor this situation and the effect on its operations. Supplier consolidations and recent government regulations provide additional uncertainty as to the level of prices at which Crown might be able to source materials in the future. There can be no assurance that Crown will be able to recover fully any increases in raw material costs from its customers. In response to the volatility of aluminum and resin prices, ongoing productivity and cost reduction efforts in recent years have focused on improving raw material cost management.

Crown’s manufacturing facilities are dependent, in varying degrees, upon the availability of processed energy, such as natural gas and electricity. Certain of these energy sources may become difficult or impossible to obtain on acceptable terms due to external factors, and Crown cannot predict the effects, if any, of such occurrences on its future operations.

Seasonality

Food packaging products accounted for 32% of 2003 consolidated net sales. The food can business is somewhat seasonal with the first quarter tending to be the slowest period as the autumn packing period ends and new crops are not yet planted. The industry enters its busiest period in the third quarter when the majority of fruits and vegetables are harvested. Weather represents a substantial uncertainty in the yield of food products and is a major factor in determining the demand for food cans in any given year.

Crown’s metal beverage container and plastic beverage closures businesses are predominantly located in the Northern Hemisphere. Generally, beverage products are consumed in greater amounts during warmer months of the year and sales and earnings have generally been higher in the second and third quarters of the calendar year.

Crown’s other businesses include aerosol, specialty and health and beauty care packaging, canmaking equipment and various other products which tend not to be significantly affected by seasonal variations.

Environmental Matters

Crown’s operations are subject to numerous laws and regulations governing the protection of the environment, disposal of waste, discharges into water, emissions into the atmosphere and the protection of employee health and safety. Future regulations may impose stricter environmental requirements on the packaging industry and may require additional capital investment. Anticipated future restrictions in some jurisdictions on the use of certain coatings may require Crown to employ additional control equipment or process modifications. Crown has a Corporate Environment, Health and Safety Policy, and environmental considerations are among the criteria by which Crown evaluates projects, products, processes and purchases. While Crown does not believe that any of the foregoing matters are likely to have a material effect, there can be no assurance that current or future environmental laws or remediation liabilities will not have a material effect on Crown’s financial condition, liquidity or results of operations. Discussion of Crown’s environmental matters is contained within “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Environmental Matters,” and under Note L to Crown’s audited consolidated financial statements, which information is incorporated herein by reference.

Working Capital

On February 26, 2003, Crown Cork completed a refinancing. The refinancing improved Crown’s liquidity through the repayment of debt due in 2003 from the proceeds and the extension of maturities to 2006 and beyond. Further information relating to Crown’s liquidity and capital resources and the refinancing is set forth within “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Position—Debt Refinancing” and Note Q and Note R to Crown’s audited consolidated financial statements which information is incorporated herein by reference.

Collection and payment periods tend to be longer for Crown’s operations located outside the U.S. due to local business practices.

Employees

At June 30, 2004, Crown employed approximately 29,000 people. Collective bargaining agreements with varying terms and expiration dates cover approximately 19,000 employees. Crown does not expect that renegotiations of the agreements expiring in 2004 will have a material adverse effect on its results of operations, financial position or cash flow.

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facilities

In connection with its proposed 2004 refinancing plan, Crown expects that it will enter into new senior secured credit facilities with Citicorp North America, Inc., Citibank International PLC and other lenders from time to time party thereto. Set forth below is a summary of the anticipated terms of the new credit facilities. You should refer to the new credit facilities for all of the terms thereof, which is available upon request from Crown.

Borrowers.    The borrowers under the new credit facilities will be Crown Americas, Inc. (“Crown Americas”), a wholly-owned indirect subsidiary of Crown, Crown European Holdings and certain subsidiaries of Crown European Holdings approved by the administrative agent.

The Facilities.    Crown expects that the new credit facilities will consist of (a) a senior secured revolving credit facility that will mature on February 15, 2010 in an aggregate principal amount of $400 million (the “Revolving Facility”), of which up to $200 million will be available to Crown Americas, Inc. in U.S. dollars (the “Revolving Dollar Facility”), and up to $200 million will be available to Crown European Holdings and the subsidiary borrowers in euros and pound sterling in amounts to be agreed (the “Revolving Euro Facility”) and (b) a senior revolving letter of credit facility that will mature on February 15, 2010 in an aggregate principal amount of $100 million which will be available to Crown Americas in U.S. dollars (the “Revolving LC Facility” and, together with the Revolving Facility, the “Revolving Facilities”).

The Revolving Facilities will initially bear interest at (1) LIBOR plus 2.75% or (2) the alternate base rate plus 1.75%. On and after the date on which Crown delivers financial statements for the fiscal quarter ending at least six months after the closing date of the new credit facilities, the applicable margins in respect of Revolving Facilities shall be subject to a grid. The Revolving Facility is also subject to a commitment fee of 0.50% per annum on the undrawn portion thereof and the Revolving LC Facility is subject to a fee on the full amount of the commitments thereunder, whether or not letters of credit for the full amount are outstanding, at a rate equal to the applicable margin then in effect with respect to LIBOR loans under the Revolving LC Facility.

Guarantees.    The Revolving Dollar Facility and the Revolving LC Facility are expected to be guaranteed by Crown and, with certain limited exceptions, each of the direct and indirect U.S. subsidiaries of Crown (existing or thereafter acquired or created) (collectively, the “U.S. Credit Group”).

The U.S. Credit Group and, with certain limited exceptions, each of Crown European Holdings’ subsidiaries organized in Belgium, Canada, France, Germany, Mexico, Switzerland and the United Kingdom (the “European Credit Group”) are expected to guarantee obligations under the Revolving Euro Facility. Because of limitations and restrictions under local law, none of Crown European Holdings’ subsidiaries in Greece, The Netherlands, Italy, Spain, or Portugal are expected to guarantee the obligations of Crown European Holdings under the Revolving Euro Facility. Additionally, the obligations under the new credit facilities are not expected to be guaranteed by any direct or indirect non-U.S. subsidiary of Crown in any jurisdiction other than as set forth above, thereby excluding subsidiaries in African, Asian or Caribbean nations, Denmark, Finland, Hungary, Ireland and Luxembourg, Central and South America and the Middle East.

Security.    The Revolving Dollar Facility, the Revolving LC Facility and certain hedging and cash management obligations are expected to be secured by substantially all of the assets of the U.S. Credit Group (the “U.S. Collateral”); provided that the pledge of capital stock of first-tier non-U.S. subsidiaries of the U.S. Credit Group will be limited to 65% of such capital stock.

The Revolving Euro Facility and certain hedging and cash management obligations are expected to be secured by the U.S. Collateral and certain of the direct assets of the European Credit Group (collectively, the “European Collateral”). It is expected that the European Collateral will generally include:

(i)	a pledge of all of the stock of certain subsidiaries of the European Credit Group, and certain intercompany notes owed to CEH;

(ii)	a floating charge on all assets in the United Kingdom; and

(iii)	a charge over (a) real property in Belgium, Canada, Germany, Mexico and Switzerland, (b) certain receivables in Belgium, Canada, Germany, Mexico and Switzerland, (c) equipment in Canada and Germany, (d) inventory in Canada and Germany and (e) certain bank accounts in Germany.

Any liens or security interests on assets that constitute “principal property” under the indentures governing Crown’s outstanding unsecured notes will be limited to the maximum amount that would not trigger the obligation to equally and ratably secure such outstanding unsecured notes. See “—Outstanding Unsecured Notes—Limitations on Liens.” In addition, it is expected that exceptions will be provided for receivables that support receivables financings permitted by the new credit facilities. Certain of the U.S. Collateral and the European Collateral will also secure the new notes subject to the terms and conditions of the applicable intercreditor agreement.

In addition, Crown and its subsidiaries intend to pledge existing intercompany loans made to certain French operating companies and a Dutch operating company, which loans are expected to be secured by available assets of the relevant operating subsidiaries and pledged by Crown European Holdings to secure its borrowings under the Revolving Euro Facility.

Covenants; Events of Default.    The new credit facilities are expected to contain affirmative and negative covenants, financial covenants (including, without limitation, a maximum leverage ratio, a maximum first lien leverage ratio and a minimum fixed charge coverage ratio), representations and warranties and events of default customary for facilities of this type. It is expected that the Revolving Facilities will permit the borrowers to incur additional secured and unsecured debt (including additional first lien debt), subject to covenant compliance and other terms and conditions to be agreed.

Existing Credit Facilities

Crown’s existing credit facility consists of a first priority term loan, which consists of $428 million and €48 million of borrowings, and a $550 million first priority revolving credit facility due in 2006. As of June 30, 2004, Crown had $350 million of borrowing capacity available under the existing credit facility, equal to the total facility of $550 million less $122 million of direct borrowings and $78 million of standby letters of credit. The U.S. dollar loans bear interest at LIBOR plus 3.00% and the euro loans bear interest at LIBOR plus 4.25%. The U.S. dollar loans are guaranteed by Crown, Crown Cork, and substantially all other U.S. subsidiaries, and are collateralized by substantially all assets of the U.S. guarantor subsidiaries. The euro loans are guaranteed by Crown, Crown Cork and substantially all other U.S. subsidiaries and by certain subsidiaries in the U.K., Canada, France, Germany, Mexico, Switzerland and Belgium. The euro loans are collateralized by substantially all assets of the U.S. guarantor subsidiaries and assets of certain of the non-U.S. guarantor subsidiaries. The revolving credit facility contains the same guarantee and collateral provisions as the term loan facility and bears interest at LIBOR plus 4.0%. Crown expects to repay the existing credit facility in full upon consummation of the proposed refinancing.

Outstanding Secured Notes

In February 2003, Crown European Holdings issued dollar-denominated and euro-denominated second priority senior secured notes under an indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Crown European Holdings also issued third priority senior secured notes under a separate indenture among Crown European Holdings, the guarantors named therein and Wells Fargo Bank Minnesota, N.A., as trustee. Set forth below is a summary of the terms of the second priority senior secured notes and third priority senior secured notes. You should refer to the indentures for all of the terms thereof, which are filed with the SEC as Exhibits 4.oo and 4.rr, respectively, to Crown’s Annual Report on Form 10-K for the year ended December 31, 2002 filed on March 31, 2003.

Principal, Maturity and Interest

The aggregate principal amount of the dollar-denominated second priority senior secured notes and euro-denominated second priority senior secured notes is $1.085 billion and €285 million, respectively, and these second priority senior secured notes will mature on March 1, 2011. The aggregate principal amount of the third priority senior secured notes is $725 million and these third priority senior secured notes will mature on March 1, 2013. Interest accrues at a rate of 9 1/2% and 10 1/4% per annum on the dollar-denominated second priority senior secured notes and euro-denominated second priority senior secured notes, respectively, and 10 7/8% per annum on the third priority senior secured notes, and is payable on March 1 and September 1 of each year.

Ranking and Guarantees

The second and third priority senior secured notes are secured obligations of Crown European Holdings and rank senior in right of payment to any of Crown and Crown European Holdings’ existing and future unsecured debt and junior to the notes offered hereby and any other first priority secured indebtedness (including Crown’s credit facilities).

The second and third priority senior secured notes are guaranteed by:

•	Crown and each of Crown’s U.S. restricted subsidiaries that are obligors under Crown’s credit facilities or that guarantee or otherwise become liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities; and

•	each of Crown European Holdings’ present and future restricted subsidiaries that guarantees or otherwise becomes liable with respect to any indebtedness of Crown, Crown European Holdings or any guarantor including, without limitation, any indebtedness under Crown’s credit facilities, or is otherwise an obligor under the credit facilities, unless the incurrence of such guarantee is prohibited by the laws of the jurisdiction of incorporation or formation of such restricted subsidiary.

The second and third priority senior secured notes and the related note guarantees are junior in right of payment to all indebtedness of Crown’s non-guarantor subsidiaries, including certain of its non-U.S. subsidiaries, and are effectively junior in right of payment to any indebtedness of Crown, Crown European Holdings and the subsidiary guarantors that is:

•	secured by first priority liens on the assets securing the second and third priority senior secured notes; or

•	secured by assets not securing the second and third priority senior secured notes.

Optional Redemption

Prior to March 1, 2006, Crown European Holdings may use the net cash proceeds from certain equity offerings of capital stock of Crown Holdings that are contributed to the common equity capital or are used to subscribe for qualified capital stock of Crown European Holdings to redeem up to 35% of the principal amount of each of the dollar-denominated second priority senior secured notes, the euro-denominated second priority senior secured notes and the third priority senior secured notes, in each case, at a redemption price equal to 109.5%, 110.25% and 110.875%, respectively, of their principal amount, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of such series of such notes originally issued remain outstanding immediately after such redemption.

In the event Crown European Holdings has or would become obligated to pay additional amounts as a result of changes affecting certain withholding tax laws applicable to payments on the second or third priority senior secured notes, Crown European Holdings may redeem all, but not less than all, of such notes at any time at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control

Upon a change of control of Crown, as defined in the indentures for the second and third priority senior secured notes, the holders of such notes have the right to require Crown European Holdings to repurchase all or part of such notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date.

Certain Covenants

The indentures for the second and third priority senior secured notes contain certain covenants for the benefit of the holders of such notes which restrict Crown’s and its restricted subsidiaries’ ability to, among other things: incur additional indebtedness; pay dividends or make certain other restricted payments or investments; create liens; enter into sale and leaseback transactions; sell assets or merge or consolidate with any other person, or enter into transactions with affiliates.

The indentures for the second and third priority senior secured notes also provide that if the ratings assigned to such notes are rated investment grade by both Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group and no default or event of default has occurred and is continuing under the indentures governing the notes, certain of these restrictions will be suspended.

Such covenants are also subject to certain other limitations and exceptions.

Outstanding Unsecured Notes

Crown currently has six series of unsecured notes outstanding. Its outstanding unsecured notes were issued under a total of four existing indentures or other similar instruments, which are listed below:

•	indenture between Crown Cork & Seal Company, Inc. and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee, dated as of April 1, 1993;

•	indenture between Crown Cork & Seal Company, Inc. and Bank One Trust Company, NA, as successor to Chemical Bank, as trustee, dated as of January 15, 1995;

•	indenture among Crown Cork & Seal Company, Inc., Crown Cork & Seal Finance PLC, Crown Cork & Seal Finance S.A. and The Bank of New York, as trustee, dated as of December 17, 1996; and

•	fiscal and paying agency agreement among Crown Cork & Seal Company, Inc., Crown Cork & Seal Finance S.A. and Citibank, N.A., as fiscal agent, dated as of December 6, 1999.

The obligations under each of the outstanding unsecured notes that have been issued by one of Crown’s subsidiaries have been guaranteed by Crown. Crown has provided in the table below a summary of the six series of unsecured notes outstanding as of the date hereof.

Issuer	Outstanding Principal Amount	Interest Rate	Maturity	Redemption by Issuer
	(in millions)

Crown Cork & Seal Finance S.A.	€22	6.00%	December 2004	Redeemable for tax reasons at a price equal to 100% of the principal amount plus accrued interest, interest in arrears and any additional amounts payable on the notes

Crown Cork & Seal Company, Inc.	$40	8.375%	January 2005	Not redeemable

Crown Cork & Seal Finance PLC	$269	7.00%	December 2006	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$200	8.00%	April 2023	Redeemable at specified percentages of the principal amount plus accrued interest

Crown Cork & Seal Company, Inc.	$350	7.375%	December 2026	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

Crown Cork & Seal Company, Inc.	$150	7.50%	December 2096	Redeemable at a price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments thereon, plus accrued interest

The indentures and agreements under which the outstanding unsecured notes were issued provide certain protections for the holders of such outstanding unsecured notes. These protections restrict the ability of Crown to enter into certain transactions, such as mergers, consolidations, asset sales, sale and leaseback transactions and pledging of assets.

Consolidation, Merger, Conveyance, Transfer or Lease

Subject to certain exceptions, each of the indentures and agreements contains a restriction on the ability of Crown to undergo a consolidation or merger, or to transfer or lease substantially all of its properties and assets.

Limitation on Sale and Leaseback

Subject to certain exceptions, each of the indentures and agreements contains a covenant prohibiting Crown and certain “restricted subsidiaries” from selling any “principal property” to a person or entity and then subsequently entering into an arrangement with such person or entity that provides for the leasing by Crown or any of its restricted subsidiaries, as lessee, of such principal property. “Principal property” is defined in the indentures and agreements as any single manufacturing or processing plant or warehouse (excluding any equipment or personality located therein) located in the United States, other than any such plant or warehouse or portion thereof that Crown’s board of directors reasonably determines is not of material importance to the business conducted by Crown and its subsidiaries as an entirety. In the indentures and agreements governing the outstanding unsecured notes issued by its non-U.S. subsidiaries, the definition of “principal property” includes property located outside the United States. The indentures and agreements define “restricted subsidiary” to mean any subsidiary that owns, operates or leases one or more principal properties.

Limitations on Liens

Subject to certain exceptions, each of the indentures and agreements contains a covenant restricting Crown and its restricted subsidiaries under such indentures or agreements from creating or assuming any mortgage, security interest, pledge or lien upon any principal property (as defined above) or any shares of capital stock or evidences of indebtedness for borrowed money issued by any such restricted subsidiary and owned by Crown or any such restricted subsidiary without concurrently providing that the outstanding unsecured notes issued under such indenture shall be secured equally and ratably. The foregoing covenant shall not apply to the extent that the amount of indebtedness secured by liens on Crown’s principal properties and Crown’s restricted subsidiaries under such indentures does not exceed 10% of its consolidated net tangible assets.